As filed with the Securities and Exchange Commission on October 25, 1999
                       Registration No. 333-79519
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                            AMENDMENT NO. 2

                                   to
                                FORM S-3
                         REGISTRATION STATEMENT
                                 Under
                       THE SECURITIES ACT OF 1933
                             eFax.com, Inc.
         (Exact name of registrant as specified in its charter)


   Delaware (State or          3577 Primary Standard     77-0182451I.R.S.
  other jurisdiction of            Industrial or            Employer
incorporation organization)  Classification Code Number   Identification
                                                              Number


                            1378 Willow Road
                      Menlo Park, California 94025
                             (650) 324-0600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mr. Todd J. Kenck
                        Chief Financial Officer
                             eFax.com, Inc.
                            1378 Willow Road
                      Menlo Park, California 94025
                             (650) 324-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                Copy to:

                         Patrick A. Pohlen, Esq.
                        Matthew W. Sonsini, Esq.
                           Cooley Godward LLP
                         Five Palo Alto Square
                          3000 El Camino Real
                    Palo Alto, California 94306-2155
                            (650) 843-5000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated October 25, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS

                             EFAX.COM, INC.

                    1,194,635 shares of Common Stock

This prospectus relates to an aggregate of up to 1,194,635 shares of common stock, $.01 par value, which are registered under this prospectus. These shares include:

     o 709,640 shares of eFax.com(tm) common stock which Fisher Capital Ltd. and Wingate Capital Ltd. may acquire upon conversion of 1,500 shares of eFax.com's series A convertible preferred stock sold to Fisher Capital and Wingate Capital in a private transaction.

     o 300,000 shares of eFax.com common stock which are issuable upon the exercise of warrants. eFax.com issued a warrant to purchase 195,000 shares of eFax.com's common stock to Fischer Capital Ltd. and a warrant to purchase 105,000 shares of eFax.com's common stock to Wingate Capital Ltd. in connection with a Securities Purchase Agreement dated May 7, 1999 among eFax.com, Fisher Capital and Wingate Capital.

     O     Up to 60,000 shares of eFax.com common stock which may be issued to Fisher Capital and Wingate Capital upon conversion of an 8% accrual amount on the series A convertible preferred stock in the first year after the date of the Securities Purchase Agreement.

     o 124,995 shares of eFax.com common stock which are issuable upon the exercise of a warrant to purchase eFax.com common stock issued to Reedland Capital Partners for their services in connection with the sale of series A preferred stock and warrants to Fisher Capital and Wingate Capital.

Fisher Capital, Wingate Capital and Reedland Capital Partners may wish to sell these shares in the future, and this prospectus allows them to do so. Fisher Capital and Wingate Capital may also offer additional shares of common stock acquired upon conversion of the series A convertible preferred stock or exercise of the warrants as a result of antidilution provisions, stock splits or similar events. Reedland Capital Partners may also offer additional shares of common stock acquired upon exercise of the warrants as a result of stock splits or similar events.

eFax.com will receive the proceeds from the exercise of the warrants issued to Fisher Capital, Wingate Capital and Reedland Capital Partners. The per share exercise price of the Fisher Capital and Wingate Capital warrants is $23.25125. eFax.com will receive the proceeds from the exercise of the warrant issued to Reedland Capital Partners. The per share exercise price of the Reedland Capital Partners warrant is $26.325.

eFax.com will not receive any of the proceeds from any future sale of the shares of common stock issued to Fisher Capital, Wingate Capital and Reedland Capital Partners upon exercise of the warrants. eFax.com will not receive any of the proceeds from any future sale of the preferred shares issued to Fisher Capital, Wingate Capital or Reedland Capital Partners, or from any future sale of the common stock issued upon conversion of the preferred shares. However, eFax.com has agreed to bear the expenses of registration of the shares by this prospectus.

Fisher Capital, Wingate Capital and Reedland Capital Partners, the "selling stockholders," may sell their eFax.com common stock in one or more transactions on the Nasdaq National Market at prevailing market prices or at privately negotiated prices. These selling stockholders may sell their shares directly or through agents, brokers, dealers or underwriters. The selling stockholders will pay for underwriting discounts and selling commissions related to the sale of shares. eFax.com will pay for all other expenses related to such sales.

eFax.com's common stock is traded on the Nasdaq National Market under the symbol "EFAX." On October 19, 1999, the closing sale price for the common stock was $8.875 per share.

Investing in eFax.com's common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state Securities Commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________, 1999

You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. eFax.com has not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

                       INFORMATION AVAILABLE TO YOU

eFax.com's annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov. eFax.com's common stock is listed on the Nasdaq National Market, and you may also inspect and copies these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that eFax.com has filed with the SEC. To see more detail, you should read the exhibits and schedules files with eFax.com's registration statement. You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

                    DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows this prospectus to "incorporate by reference" other information that eFax.com files or has filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus. Information that eFax.com later files with the SEC will automatically update and replace the information in this prospectus.

We incorporate by reference the documents listed below:

     A.     eFax.com's Annual Report on Form 10-K for the year ended January
            2, 1999;

     B. eFax.com's quarterly report on Form 10-Q for the quarter ended April 3, 1999;

     C. eFax.com's quarterly report on Form 10-Q for the quarter ended July 3, 1999;

     D.     The description of the common stock contained in eFax.com's
            registration statement on Form   S-1 (Registration No. 333-
            23763) filed on March 31, 1997, as amended by Amendment No. 1 filed March 28, 1997 and by Amendment No. 2 filed May 12, 1997; and

     E. Any future filings which eFax.com makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, until the selling stockholders have sold all of the securities that we have registered with the registration statement.

eFax.com will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to eFax.com, Inc., Attention: Chief Financial Officer, 1378 Willow Road, Menlo Park, California 94025, telephone (650) 324-0600.

                             EFAX.COM, INC.

eFax.com was incorporated in Delaware in August 1988. Since that time, eFax.com has engaged in the development, manufacture and sale of its brand hardware and software technologies, brand products and desktop software solutions for the multifunction product market. The "multifunction product market" consists of electronic office devices that combine print, fax, copy and scan capabilities in a single device or unit. Building from this strong technology base, eFax.com is now emphasizing Internet services for its document transmission and software expertise.

To date, the majority of eFax.com's revenues have been generated from sales of JetFax(tm) brand products and services through business equipment dealers. Our hardware and software technologies provide the intelligence for our multifunction products. These hardware and software technologies coordinate, control and optimize the printing, faxing, copying and scanning operations of the multifunction product. We license our hardware and software technologies for a range of multifunction products sold under the brand names of our manufacturing customers. eFax.com also offers software which can be sold on a stand-alone basis, or bundled with hardware and software technologies to provide the customer with a complete, integrated hardware and software product solution. Our software products include JetSuite and PaperMaster.

eFax.com is utilizing its e-mail-document-attached technology for Internet products and services, including our HotSend software which we introduced in December 1998, and our M900e multifunction product which we introduced in January 1999. On February 8, 1999, we changed our name from JetFax, Inc. to eFax.com, Inc. and announced our "eFax(c)" service, a free fax-to-e-mail service. It is eFax.com's intention to expand its product offerings to include a variety of Internet-based products and services for electronic and paper-document communication.

                              RISK FACTORS

An investment in the shares being offered in this prospectus involves a high degree of risk. eFax.com operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should not make an investment in these securities if you cannot afford to lose your entire investment. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the shares of common stock offered by this prospectus. This prospectus and the documents incorporated by reference into this prospectus may contain projections of results of operations and financial condition or other "forward-looking statements" which involve risks and uncertainties. The words "anticipate," "believe," "estimate," and "expect" and similar expressions when used in this prospectus in relation to eFax.com or its management are intended to identify such forward-looking statements. eFax.com's actual results, performance, or achievements could differ materially from these projections or forward-looking statements as a result of many factors, including those discussed in this "Risk Factors" section of the prospectus.

WE HAVE EXPERIENCED FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

eFax.com in the past has experienced, and in the future may experience, significant fluctuations in its quarterly operating results. These fluctuations have been or may be caused by many factors, including:

     o acceptance and timing of new products combining fax technology with the Internet;

     o the size and timing of development or software licensing agreements;

     o the timing of new introductions or phase-out of eFax.com's brand products;

     o fluctuations in consumer demand for eFax.com's brand products and for products which are made by eFax.com's manufacturing customers incorporating eFax.com's products; and

     o   seasonal trends, competition and pricing.

eFax.com expects that its operating results will continue to fluctuate as a result of these and other factors.

eFax.com has often received a substantial portion of its quarterly revenues during the last month of a quarter. These revenues frequently concentrate in the last weeks or days of a quarter. One reason for this is that eFax.com's brand products are primarily sold through dealers, and these dealers often place orders for products at or near the end of a quarter. The booking and shipping of one or more key orders at the end of a quarter may be delayed until the beginning of the next quarter or it may be cancelled. As a result, we are not able to predict future revenues with any significant degree of accuracy. For these and other reasons, we believe that period-to-period comparisons of eFax.com's results of operations are not necessarily meaningful. We believe that you should not rely upon these comparisons as indicators of future performance. It is likely that in future quarters, eFax.com's operating results will sometimes be below the expectations of public market analysts and investors. This could have a material adverse effect on the price of eFax.com's common stock.

We believe that the accuracy of eFax.com's report of its quarterly license revenues received from its manufacturing customers has been, and will continue to be, dependent on the timing and accuracy of product sales reports which we receive from these manufacturing customers. Our manufacturing customers only provide these reports on a quarterly basis and this quarterly basis may not coincide with eFax.com's quarter. Our manufacturing customers may also delay or revise these reports. Therefore, we are required to estimate all of the recurring license revenues from manufacturing customers for each quarter. As a result, we will record an estimate of such revenues prior to public announcement of eFax.com's quarterly results. In the event the product sales reports we receive from our manufacturing customers are delayed or subsequently revised, we may be required to restate eFax.com's recognized revenues or adjust revenues for subsequent periods. This restatement or adjustment of revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations and, as a result, the price of eFax.com's common stock.

THE PRICE OF EFAX.COM STOCK MAY BE VOLATILE DUE TO MANY FACTORS, INCLUDING OUR STATUS AS AN INTERNET-RELATED COMPANY, FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, THE RAPID PACE OF TECHNOLOGICAL CHANGE, THE UNCERTAINTY OF OUR BUSINESS TRANSACTIONS AND THE CONTENTS OF NEWS AND SECURITY ANALYST REPORTS.

The trading price of eFax.com's common stock is likely to be highly volatile. The price could be subject to wide fluctuations in response to factors such as:

     o actual or anticipated variations in eFax.com's quarterly operating results;

     o announcements of technological innovations or new services by eFax.com or its competitors;

     o announcements of significant acquisitions or strategic partnerships by eFax.com or its competitors;

     o changes in financial estimates and recommendations by securities analysts; and

     o   news reports relating to trends in eFax.com's markets.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that is often unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the price of eFax.com's common stock, regardless of eFax.com's actual operating performance.

ALTHOUGH WE TAKE STEPS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY BECOME SUBJECT TO TIME-CONSUMING AND COSTLY LITIGATION WHERE WE ARE ACCUSED OF INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES. IN FACT, WE WERE RECENTLY SUED FOR INFRINGING A TRADEMARK OF E-FAX COMMUNICATIONS.

eFax.com's success is heavily dependent upon its intellectual property. To protect its proprietary rights, eFax.com relies on a combination of copyright, trade secret and trademark laws, patents, nondisclosure agreements and other contractual restrictions. As part of its confidentiality procedures, eFax.com generally enters into nondisclosure agreements with its employees, consultants, manufacturing customers and strategic partners. eFax.com also limits access to and distribution of its designs, software and other proprietary information. Despite these efforts, eFax.com may be unable to effectively protect its proprietary rights. In addition, enforcement of eFax.com's proprietary rights may be expensive. We cannot assure you that eFax.com's means of protecting its proprietary rights will be adequate. Nor can we assure you that eFax.com's competitors will not independently develop similar technology.

As the number of patents, copyrights, trademarks and other intellectual property rights in eFax.com's industry increases, eFax.com's intellectual property may increasingly become the subject of infringement claims. In the past, eFax.com has received communications from other parties claiming that eFax.com's trademarks or products infringe the proprietary rights of these parties. eFax.com has also received communications asking for "indemnification" against such infringement. "Indemnification" means that eFax.com would promise to repay or reimburse the other party for loss or damages suffered by that other party as a result of infringement. eFax.com's manufacturing customers generally require eFax.com to reimburse or "indemnify" the manufacturing customers for claims of infringement from third parties. We can give you no assurance that third parties will not make infringement claims against eFax.com or its manufacturing customers in the future. Any of these claims, even if they have no legal merit, could be time consuming (especially for key management and technical personnel), result in costly litigation or cause delays in revenues. In addition, these claims could require eFax.com to enter into royalty or licensing agreements on terms unacceptable to eFax.com. If eFax.com fails to develop a substitute technology, or to license a substitute technology on acceptable terms, this could have a material adverse effect on eFax.com's business, financial condition and results of operations. As an example, eFax.com was recently sued by E-Fax Communications which claimed that the use of the name "eFax.com" infringed this party's trademark rights. In settlement of the matter, eFax.com has agreed to pay E-Fax Communications a combination of cash and common stock in an amount not exceeding $2.5 million based on the average share price of the common stock just prior to the stock registration becoming effective.

OUR REVENUES MAY NOT GROW AS ANTICIPATED BECAUSE THE MARKET FOR OUR INTERNET-RELATED SERVICES IS NEW, RAPIDLY CHANGING AND UNCERTAIN.

The market for Internet-related document communication and handling services is very new and is evolving rapidly. eFax.com expects to rely significantly in the future on revenues generated through its "eFax" service, a free fax-to-e-mail service, and products which support this service. We cannot assure you, however, that the base of customers subscribing to our eFax(c) service will continue to expand rapidly. Nor can we assure you that users will be willing to pay fees for premium services or that the subscriber base will grow large enough to be capable of generating advertising revenue. As a result, our revenues may not grow as anticipated, which would have a negative effect on our business.

WE HAVE CHANGED THE FOCUS OF OUR BUSINESS TO INTERNET-RELATED SERVICES, PRODUCTS AND TECHNOLOGIES AND GROWTH OF BUSINESS IN THIS NEW FOCUS AREA IS UNCERTAIN.

Historically, eFax.com has focused primarily on the development, manufacture and sale of its brand multifunction products. eFax.com currently derives a substantial portion of its revenues from the sale of these brand multifunction products. However, eFax.com expects that its future revenue growth will be dependent, in part, on expansion of its recently introduced Internet-based document services, such as its fax-to-e-mail service, and on further licensing of eFax.com's hardware and software technologies and software products. However, we cannot assure you that eFax.com will realize growth in revenues from such sales. If such growth in revenues does not occur and if revenues from the sale of eFax.com's brand multifunction products does not to continue at past growth rates, it could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE DEPEND ON THE CONTINUED GROWTH OF INTERNET COMMERCE. WE FACE THE RISKS THAT INTERNET COMMERCE MAY NOT GROW AS RAPIDLY AS ANTICIPATED AND THAT THE INTERNET MAY EXPERIENCE TECHNICAL PROBLEMS DUE TO INSUFFICIENT INFRASTRUCTURE AND INADEQUATE TECHNOLOGICAL IMPROVEMENTS.

eFax.com intends to derive a significant portion of its revenues from its fax-to-e-mail service, called "eFax", and related products. Rapid growth in the use of and interest in the Internet and online Internet services is a recent phenomenon. As a result, a sufficiently broad base of consumers may not adopt and continue to use the Internet and other online services as a way of purchasing and conducting business. Internet web-based advertising and the sales of premium Internet services are relatively new. It is difficult to predict the extent that these will grow, or if they will grow at all. In addition, the Internet may not prove to be a viable commercial marketplace for reasons such as potentially inadequate development of:

     o   Internet network infrastructure;

     o   technologies which enable use of the Internet; and

If any of the following take place, it could have a material adverse effect on eFax.com's business, financial condition and results of operation:

     o if the use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     o performance improvements to support increased levels of Internet activity.

     o if the infrastructure for the Internet and online services proves to be inadequate to effectively support expansion; or

     o   if the Internet does not become a viable commercial marketplace.

OUR MANUFACTURING CUSTOMERS, WHICH PROVIDE A SIGNIFICANT PORTION OF OUR REVENUES, MAY NOT CONTINUE TO DEVELOP, MARKET OR SELL PRODUCTS INCORPORATING EFAX.COM'S TECHNOLOGY.

eFax.com has derived a significant portion of its revenues from licensing of its software and hardware and software technologies to other parties and from providing development services to manufacturing customers. eFax.com currently has manufacturing relationships with Hewlett-Packard Company, Oki Data Corporation, and Konica Business Systems. eFax.com anticipates that it will derive a significant portion of its revenues in the future from its manufacturing customers and that eFax.com's revenues will be dependent upon, among other things, the ability and willingness of its manufacturing customers to develop and promote multifunction products that incorporate eFax.com's technology. The ability and willingness of these manufacturing customers to do this is based upon a number of factors, including eFax.com's ability to complete timely development of designs for them. We cannot give you any assurances regarding the ability or willingness of eFax.com's manufacturing customers to continue developing, marketing and selling products incorporating eFax.com's technology. The loss of any of eFax.com's significant manufacturing customers could have a material adverse effect on eFax.com's business, financial condition and results of operations.

OUR DEALERS AND DISTRIBUTORS MAY REDUCE OR DELAY SALES OR STOP MARKETING EFAX.COM'S PRODUCTS WITH A RESULTING LOSS OF REVENUES.

eFax.com has derived a substantial portion of its revenues from sales of its JetFax brand multifunction products through dealers and distributors. eFax.com expects that sales of these products through its dealers and distributors will continue to account for a substantial portion of eFax.com's revenues for the foreseeable future. eFax.com currently maintains distribution relationships with dealers associated with IKON Office Solutions, a national group of office equipment dealers, and A. Messerli AG, one of eFax.com's office equipment dealers located in Switzerland. Each of eFax.com's dealers and distributors can stop marketing eFax.com's products with only limited notice to eFax.com and with little or no penalty. The loss of one or more of eFax.com's major dealers or distributors could have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com's dealers and distributors also offer competing products manufactured by third parties. We can give no assurance that eFax.com's dealers and distributors will give priority to the marketing of eFax.com's products as compared to the marketing of our competitors' products. Any reduction or delay in sales of eFax.com's products by our dealers and distributors could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE HAVE A HISTORY OF OPERATING LOSSES AND AN ACCUMULATED DEFICIT

eFax.com has had annual net losses since the company was formed. eFax.com's historical losses and certain preferred stock dividends have resulted in an accumulated deficit of approximately $36.9 million as of June 30, 1999. We can give you no assurance that eFax.com will achieve profitability on a quarterly or annual basis in the future.

WE MAY FAIL TO ADAPT TO OUR MARKET'S RAPIDLY CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS AND WE MAY LOSE COMPETITIVENESS AND REVENUES AS A RESULT.

The market for eFax.com's products and services is characterized by rapidly changing technology, evolving industry standards and needs, and frequent new product introductions. As the market for Internet-based document communication and handling services grows, this market will begin to exert more pressure on companies to develop advanced features at more economical pricing. The multifunction product market already expects the continued development and release of new products with better performance and improved features at competitive prices. As product development increases in complexity and the expected time to bring a product to market continues to decrease, the risk and difficulty in meeting these development schedules increases and the costs to eFax.com and its manufacturing customers also increases. In addition, eFax.com, its manufacturing customers and their competitors may, from time to time, announce new products, capabilities or technologies that may replace or shorten the life cycles of eFax.com's brand products and software and the life cycles of manufacturing customers' products incorporating eFax.com's technology. eFax.com's success will depend on, among other things:

     o   market acceptance of eFax.com's product offerings; and

     o the ability of eFax.com and its manufacturing customers to respond to industry changes and market demands.

Any failure of eFax.com to anticipate or respond adequately to the rapidly changing technology and evolving industry standards and needs could result in a loss of our competitiveness or revenues. Any significant delay in our development or introduction of new and enhanced products and services could also result in a loss of competitiveness or revenues. Such a loss of competitiveness or revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE FACE A HIGH LEVEL OF COMPETITION IN OUR INTERNET-RELATED INDUSTRY.

The market for Internet-related document communication and handling services, such as eFax.com's fax-to-e-mail service, is a newly emerging market and competitors are just beginning to appear. eFax.com anticipates that it will need to:

     o provide good service and grow its business rapidly to meet demand;

     o   create name recognition for eFax.com in advance of competitors;

     o build its subscriber base prior to any significant entry by the competition; and

     o continue to expand and improve on its eFax fax-to-e-mail service offerings. eFax.com's technology, development services and software primarily compete with solutions developed internally by manufacturing customers. Virtually all of eFax.com's manufacturing customers have significant investments in their existing solutions. These manufacturing customers have the substantial resources necessary to develop competing multifunction technologies and software that may be implemented into their own products. eFax.com also competes with technologies, software and development services provided in the multifunction product market by other systems and software suppliers to manufacturing customers.

With respect to hardware and software technologies for multifunction products, eFax.com competes with Peerless Systems Corporation, Personal Computer Products, Inc. and Xionics Document Technologies, Inc., among others. With respect to desktop software, eFax.com competes with Caere Corporation, Simplify Development Corporation, Smith Micro Software, Inc., Visioneer Inc., Wordcraft International and Xerox, among others. In the newly evolving market for fax-to-e-mail services, competitors include JFAX.com, Inc., an established business, and CallWave, a start-up that is just introducing its product.

The market for multifunction products and related technology and software is highly competitive. This market is characterized by continuous pressure to improve performance, to introduce new features and to accelerate the release of new products. eFax.com's brand products compete primarily with the dominant vendors in the fax market, all of whom have substantially greater resources than eFax.com. These dominant vendors include Canon Inc., Panasonic, a division of Matsushita Electrical Industrial Co., Ltd., Pitney Bowes Inc., Ricoh Co. Ltd., Sharp Electronics Corporation and Xerox, among others. eFax.com also competes on the basis of vendor name and recognition, technology and software expertise, product functionality, development time and price. eFax.com anticipates increasing competition for its multifunction products, technologies, software under development and Internet services. Most of eFax.com's existing competitors, many of its potential competitors and all of eFax.com's manufacturing customers have substantially greater financial, technical, marketing and sales resources than eFax.com. In the event that price competition increases, competitive pressures could cause eFax.com to:

     o   reduce the cost of its eFax Service offerings;

     o   reduce the price of its brand products;

     o   reduce the amount of royalties received on new licenses; and

     o reduce the fees for its development services in order to maintain existing business and generate additional product sales and license and development revenues.

In turn, these reductions could reduce eFax.com's profit margins and result in losses and a decrease in market share, which would have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES.

eFax.com is largely dependent upon the skills and efforts of its senior management, particularly Edward R. Prince, III, known as ''Rudy", its Chief Executive Officer, and Lon Radin, its Vice President of Engineering, as well as other officers and key employees, some of whom only recently have joined eFax.com. eFax.com maintains key person life insurance policies on Rudy Prince and Lon Radin. None of eFax.com's officers or key employees have an employment agreement with eFax.com. eFax.com believes that its future success will depend in large part upon its ability to attract and retain highly skilled engineering, managerial, sales, marketing and operations personnel, many of whom are in great demand. Competition for such personnel, especially engineering personnel, has recently increased significantly. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on eFax.com's business, financial condition and results of operations.


OUR RAPID GROWTH PLACES A STRAIN ON OUR OPERATIONS AND FINANCIAL RESOURCES AND WE MAY FAIL TO MANAGE OUR GROWTH EFFECTIVELY. IN ADDITION, WE MAY FACE RISKS ASSOCIATED WITH ANY POTENTIAL ACQUISITION OF OTHER COMPANIES WHICH WE MAY CHOOSE TO UNDERTAKE.


eFax.com has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on eFax.com's management, operations and other resources. eFax.com's ability to manage its growth will require eFax.com to continue to invest in its operational, financial and management information systems, procedures and controls, and to attract, retain, motivate and effectively manage its employees. We can give no assurance that eFax.com will be able to manage its growth effectively. Failure to manage growth effectively would have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com may, from time to time, pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect eFax.com's operating results. These risks include:

     o   the diversion of management's attention from day-to-day business;

     o the difficulty of combining and assimilating the operations and personnel of the acquired companies;

     o charges to the company's earnings as a result of the purchase of intangible assets; and

     o   the potential loss of key employees as a result of an acquisition.

eFax.com has no present commitments nor is it engaged in any discussions or negotiations regarding possible acquisitions. However, should any acquisition by eFax.com take place, we can give no assurance that this acquisition will not materially and adversely affect eFax.com or that any such acquisition will enhance eFax.com's business.

WE ARE DEPENDENT ON A LIMITED NUMBER OF SUPPLIERS AND MAY BE AFFECTED BY CHANGES, DELAYS OR INTERRUPTIONS IN SUPPLY OF COMPONENTS OF OUR PRODUCTS FROM THESE SUPPLIERS.

eFax.com relies on various suppliers of components for its products. eFax.com generally buys components under purchase orders and does not have long-term agreements with its suppliers. Alternate suppliers may be readily available for some of these components. However, for other components, we do not know how long it would take to find a replacement supplier and to receive replacement components. If we need to find another supplier of those components which we now purchase from a single source, we may not have sufficient inventory to fill customer orders without interruption. Although we believe we could develop other sources for these single source components, no alternative source currently exists and the process of finding an alternate source could take several months or longer. Therefore, any interruption in the supply of these components could have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com purchases many of the components used in its products from suppliers located outside the United States.

Foreign manufacturing facilities are subject to the risk of changes in governmental policies, imposition of tariffs and import restrictions and other factors beyond eFax.com's control. We can give you no assurance that United States or foreign trading policies will not restrict the availability of components or increase their cost. Any significant increase in component prices or decrease in component availability could have a material adverse effect on eFax.com's business, financial condition and results of operations. Certain components used in eFax.com's products are available only from one source. eFax.com is dependent on Oki America, Inc., as the supplier of major components, contained in eFax.com's Series M900, one of eFax.com's most important products. Oki America is also a competitor of eFax.com. eFax.com is also dependent on:

     o American Microsystems, Inc. to provide customized integrated circuits incorporating eFax.com's imaging and logic circuitry;

     o   Motorola, Inc. to provide microprocessors;

     o Pixel Magic, Inc., a subsidiary of Oak Technology, Inc., to provide a specialized imaging processor;

     o   Conexant Systems, Inc., to provide modem chips.

Given our dependence on single source suppliers, any of the following events could have a material adverse effect on eFax.com's business, financial condition and results of operations:

     o if any of these companies were to limit or reduce the sale of such components to eFax.com;

     o if these suppliers were to experience financial difficulties or other problems which prevented them from supplying eFax.com with necessary components;

     o any shortage or interruption in the supply of any of the components used in eFax.com's products; or

     o the inability of eFax.com to obtain these components from alternate sources on acceptable terms.

WE GENERATE A SIGNIFICANT PORTION OF OUR REVENUES FROM OUR INTERNATIONAL ACTIVITIES AND WE ARE SUBJECT TO MANY RISKS AS A RESULT OF THESE ACTIVITIES.

A significant portion of eFax.com's total revenues come from sales to eFax.com's customers outside the United States. The international market for eFax.com's brand products and products incorporating eFax.com's technology and software is highly competitive. Risks inherent in eFax.com's international business activities also include:

     o   currency fluctuations and restrictions;

     o the burdens of complying with a wide variety of foreign laws and regulations;

     o   longer accounts receivable cycles;

     o   the imposition of government controls;

     o risks of localizing and internationalizing products to local requirements in foreign countries;

     o   trade restrictions;

     o   tariffs and other trade barriers;

     o   restrictions on bringing earnings back into the United States; and

     o   potentially adverse tax consequences.

Any of these risks could have a material adverse effect on eFax.com's business, financial condition and results of operations. Substantially all of eFax.com's international sales are currently made in U.S. dollars. Therefore, increases in the value of the U.S. dollar relative to foreign currencies could make eFax.com's products less competitive in foreign markets. Because of eFax.com's international activities, it faces currency exposure and currency exchange risks. For example, eFax.com purchases some of its key components pursuant to purchase contracts which require payment in foreign currency which results in currency exchange risks.

OUR ONLY MANUFACTURING FACILITY AND SEVERAL OF OUR SUPPLIERS ARE LOCATED IN ONE GEOGRAPHIC AREA. A DISRUPTION OF OUR MANUFACTURING FACILITY AND OUR SUPPLIERS IN THE SAME GEOGRAPHIC AREA WOULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS.

eFax.com's manufacturing operations are located in its facility in Northern California. In addition, eFax.com relies on several suppliers of components for eFax.com's products and a number of companies which assemble eFax.com products which are located in Northern California. eFax.com does not currently operate multiple facilities in different geographic areas and does not have alternative sources for many of its components or assembly processes. As a result, a disruption of eFax.com's manufacturing operations, or the operations of its suppliers, could cause eFax.com to cease or limit its manufacturing operations. Consequently, this would have a material adverse effect on eFax.com's business, financial condition and results of operations.

WE MAY BE ADVERSELY AFFECTED IF OUR COMPUTER SYSTEMS OR THOSE OF OUR DISTRIBUTORS, SUPPLIERS AND CUSTOMERS FAIL BECAUSE OF YEAR 2000 PROBLEMS.

Readiness for the year 2000 refers to the issue surrounding computer programs that use two digits rather than four to define a given year. These programs might read a date using "00" as the year 1900 rather than the year 2000, which could cause a system failure or a miscalculation.

We do not believe eFax.com's manufacturing facilities are vulnerable in any significant way to year 2000 system failures involving non-information technology. In August 1998, eFax.com renovated its existing telephone system at a cost of approximately $40,000, which made the phone system ready for the year 2000.

eFax.com has invested approximately $367,000 and will continue to make certain investments, estimated not to exceed $50,000, in its software systems and applications to ensure eFax.com's information systems are ready for the year 2000. The necessary funds to support these renovations have come from eFax.com's operating budget and eFax.com does not anticipate that it will need to allocate special future funding outside of historical levels for this item. The financial impact of eFax.com's year 2000 readiness effort has not been and is not anticipated to be material to eFax.com's financial position or results of operations in any given year. For example, during 1997 and 1998, eFax.com purchased and implemented new manufacturing and accounting information systems with a total capitalized cost of $338,000. eFax.com has obtained written assurances from the vendor, QAD Inc., that the systems are ready for the year 2000. However, eFax.com has not conducted internal testing of the systems' readiness.

eFax.com believes that its current products are ready for the year 2000. Certain of eFax.com's older products, which may not be year 2000 ready, are no longer under warranty. eFax.com believes it has no obligation related to these products. If eFax.com is mistaken in this assessment, eFax.com could incur expenses in defending legal actions for breach of contract or other causes of action. We can give you no assurance that these expenses will not be material to eFax.com's financial position or results of operations.

As discussed above, eFax.com has recently implemented new information systems and accordingly does not anticipate any internal year 2000 problems from those information systems, databases or programs. However, year 2000 problems faced by major distributors, suppliers, customers and financial service organizations with which we interact could adversely impact eFax.com. We expect to complete our assessment of the potential impact of these additional issues by October 31, 1999. We can give you no assurance that we will be able to detect all potential failures of eFax.com's computer systems or the computer systems of third parties. A significant failure of eFax.com's or a third party's computer system could have a material adverse effect on eFax.com's business, financial condition and results of operations. However, we are unable at this time to assess what might be the extent of such effect. eFax.com intends to complete a contingency plan by October 31, 1999, detailing actions that would be taken in the event that such a failure occurs.

FUTURE SALES OF SHARES OF COMMON STOCK AFTER THE OFFERING COULD AFFECT THE STOCK TRADING PRICE.

Sales of substantial amounts of common stock in the public market could have an adverse effect on the trading price of the common stock. Based on shares outstanding as of September 30, 1999, eFax.com has outstanding approximately 12,876,300 shares of common stock. Of such shares outstanding, approximately 12,083,493 shares are freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of eFax.com as that term is defined in Rule 144 under the Securities Act. After the registration of the 1,194,635 shares offered hereby, the remaining approximately 792,807 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144.

Up to 1,194,635 shares of common stock are offered by this prospectus and are registered for resale under the Securities Act. eFax.com has entered into agreement with Fisher Capital, Wingate Capital and Reedland Capital Partners pursuant to which approximately 1,194,635 shares of common stock are offered by this prospectus and are registered for resale under the Securities Act. In addition to the shares registered hereunder, additional shares of common stock may become issuable upon conversion of the series A preferred stock as a result of future adjustments of the conversion pricing of the series A preferred stock. The Company would be obligated to register these additional shares of common stock.

         DESCRIPTION OF THE SERIES A CONVERTIBLE PREFERRED STOCK

This section summarizes the terms of the series A convertible preferred stock. For a more complete review of the terms of the series A convertible preferred stock, we suggest reviewing the Certificate of Designations and other documents filed as exhibits to eFax.com's quarterly report on Form 10-Q for the quarter ended April 3, 1999 (SEC File No. 000-22561) incorporated in this registration statement by reference.

The series A preferred stock bears cumulative dividends at a rate of 8% per annum, payable in cash or common stock on May 13, 2000, May 13, 2001 and May 13, 2002.

If converted prior to May 13, 2002, each share of series A preferred stock is convertible into that number of shares of common stock equal to: (A) $10,000 plus accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) divided by (B) $21.1375, which represents 100% of the average closing bid prices of the common stock for the five trading days prior to May
12, 1999.   For example, if all shares of series A preferred stock were converted on September 30, 1999 at a conversion price of $21.1375, 731,415 shares of common stock would be issued upon conversion, including 709,640 shares to be issued upon conversion of the series A preferred stock and 21,775 shares issued upon conversion of accrued but unpaid dividends. 731,415 shares represents approximately 5.68% of the approximately 12,876,300 shares of common stock outstanding as of September 30, 1999. This example assumes that no adjustments to the conversion price, including adjustments resulting from events of default under the Series A preferred stock purchase documents, have occurred prior to September 30, 1999.

On May 13, 2000, the conversion price of the series A preferred stock is subject to a one-time adjustment if the average closing bid price of the common stock for the twenty trading days prior to May 13, 2000 is lower than the then-current conversion price. In such an event, the conversion price will be adjusted to equal the greater of (A) 60% of the initial conversion price, as adjusted as of May 12, 2000, and (B) the average closing bid prices of the
common stock for the twenty trading days prior to May 13, 2000.   For example,
if the average closing bid price for the twenty trading days prior to May 13, 2000 is $10.00, then the conversion price would be reduced from the initial conversion price of $21.1375 to $12.6825, which represents 60% of $21.1375. If all of the series A preferred stock is converted on May 14, 2000 at an adjusted conversion price of $12.6825, 1,182,732 shares of common stock would be issued upon conversion. 1,182,732 shares represents approximately 9.19% of the 12,876,300 common stock outstanding as of September 30, 1999. This example assumes that no events of default or other adjustments to the conversion price have occurred prior to May 13, 2000 and that eFax.com pays the accrued dividends on May 13, 2000.

If converted on or after May 13, 2002, each share of Series A convertible preferred stock is convertible into that number of shares of common stock equal to: (A) $10,000 plus accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) divided by (B) 100% of the average closing bid prices of the common stock for the twenty trading days prior to the
conversion date.   For example, if the series A preferred stock is converted on
May 13, 2002 and the average of the closing bid prices for the twenty trading days prior to May 13, 2002 is equal to $10, the number of shares to be issued upon conversion is 1,500,000. This example assumes that no adjustments to the conversion price, including adjustments resulting from events of default under the Series A preferred stock purchase documents, have occurred prior to May 13, 2002 and that eFax.com pays the accrued dividends on May 13, 2002 prior to such conversion.

In addition, the number of shares of common stock issuable upon conversion is subject to adjustment for future issuance of stock at a price below the closing sale price, stock splits, dividends and similar events.

If any shares of series A preferred stock are outstanding on May 13, 2002, eFax.com has the option to convert or redeem each of such shares for $10,000 plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default). eFax.com also has the right to redeem each outstanding share of Series A preferred stock for $12,500 plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) in the event of a consolidation, merger or other business combination which results in a change of control of eFax.com. In the event of an underwritten public offering with at least $25,000,000 in proceeds, eFax.com has the right to redeem any outstanding series A preferred stock for the initial price paid of $10,000 per share, plus a redemption premium equal to 30% of the initial price for each full year that the Series A preferred stock is outstanding, measured from the date of May 14, 1999 to the date of redemption, plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default). In the event of a private offering with at least $25,000,000 in proceeds, eFax.com has the right to redeem any outstanding series A preferred stock for the initial price paid of $10,000 per share plus a redemption premium ranging from 0% to 100% of the initial price depending on the market price of the common stock at that time, plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default). In addition, each holder of series A preferred stock has the right to require eFax.com to redeem any of their shares for at least $12,500 per share plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) upon a change of control of eFax.com or in the event eFax.com fails to comply with certain requirements.

In the event of a liquidation, dissolution or winding up of eFax.com, the series A convertible preferred stock will received $10,000 per share plus any accrued but unpaid dividends (plus any unpaid interest accrued as a result of a default) before any amount is distributed to the holders of common stock. A consolidation, merger or sale of substantially all assets is NOT deemed to be a liquidation, dissolution or winding up of eFax.com.

                               USE OF PROCEEDS

eFax.com will not receive any proceeds from the resale of eFax.com common stock by Fisher Capital or Wingate Capital. eFax.com will receive all proceeds from the exercise of the warrants by Fisher Capital, Wingate Capital and Reedland Capital Partners, but will not receive any proceeds from the sale of the shares of common stock issued upon exercise of the warrants. eFax.com anticipates that the net proceeds received by eFax.com from the exercise of the warrants will be used for general corporate purposes.

                             SELLING STOCKHOLDERS

The table below lists the selling stockholders and information regarding the beneficial ownership of our common stock by each of the selling stockholders.

The second column lists the number of shares of common stock that would have been issuable to Fisher Capital and Wingate Capital on September 30, 1999 upon exercise of the warrants and conversion of all of our series A convertible preferred stock then held by Fisher Capital and Wingate Capital, including shares issuable to pay the 8% accrual amount on the series A preferred stock as of that date. Our conversion calculations in the second column assume a conversion price for our series A convertible preferred stock of $21.1375, which represents the average of the closing bid prices during the five consecutive trading days before May 12, 1999. With respect to Reedland Capital Partners, the second column lists 124,995 shares of common stock registered for sale upon exercise of the warrant.

The third column lists Fisher Capital's and Wingate Capital's portion of: the 709,640 shares of common stock registered for sale which are issuable upon conversion of our series A convertible preferred stock; the 300,000 shares of common stock registered for sale which are issuable upon exercise of the warrants; and the 60,000 shares of common stock registered for sale upon issuance to pay the 8% accrual amount. With respect to

Reedland Capital Partners, the third column lists 124,995 shares of common stock registered for sale upon exercise of the warrant.

The fourth column assumes the sale of all of the shares offered by each selling stockholder.

eFax.com is not obligated to issue any shares of common stock upon conversion of the series A preferred stock if the issuance would exceed that number of shares of common stock which the company may issue without breaching eFax.com's obligations under the rules or regulations of the Nasdaq National Market or the market or exchange where eFax.com common stock is then traded. In addition, we are not required to issue shares of our common stock on conversion of our series A convertible preferred stock or exercise of the warrants if any holder, together with its affiliates, (1) would beneficially own more than 10% of our outstanding common stock after conversion or (2) would have acquired more than 10% of our common stock in the 60-day period ending on the date of conversion. The information provided in the table below has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."


Name of Selling   Shares Owned     Maximum Number of  Shares Owned    Number
---------------   ------------     -----------------  ------------    ------
  Stockholder    Before Offerings   Shares Offered   After Offering  Percentage
  -----------    ----------------   --------------   --------------  ----------
Fisher Capital
Ltd. (1).........  670,420 (3)         695,266             0            --

Wingate Capital
Ltd. (1).........  360,995 (4)         374,374             0            --

Reedland Capital
Partners            124,995            124,995             0            --


   (1) Citadel Limited Partnership is the trading manager of each of Fishe Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin, and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

   (2) Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

   (3) Includes 461,266 shares issuable upon conversion of the series A convertible preferred stock, 195,000 shares of common stock which may be issued upon exercise of the warrant and 14,154 shares which may be issued upon conversion of the preferred stock in payment of the 8% accrual amount as of September 30, 1999.

   (4) Includes 248,374 shares issuable upon conversion of the series A convertible preferred stock, 105,000 shares of common stock which may be issued upon exercise of warrant and 7,621 shares which may be issued in payment of the 8% accrual amount as of September 30, 1999.

We are registering the shares for resale by the selling stockholders in accordance with registration rights granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholders, underwriters who they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling stockholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             PLAN OF DISTRIBUTION

The selling stockholders have represented to the Company that they purchased the shares of series A convertible preferred stock in the ordinary course of business. The selling stockholders have also represented to the Company that at the time they purchased the shares of series A convertible preferred stock, the selling stockholders were not party to any agreement or other understanding to distribute these shares either directly or indirectly.

The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     o   ordinary brokers' transactions;

     o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

     o "at the market," to or through market makers, or into an existing market for eFax.com's common stock;

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     o   in privately negotiated transactions; or

     o   to cover short sales.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a financial institution, broker or dealer. Upon a default, the financial institution, broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these "underwriters" receive may be deemed to be underwriting compensation.

To the extent required, the following information will be set forth in a supplement to this prospectus:

     o information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders;

     o the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders; and

     o the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.

Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.


We will not receive any of the proceeds from the selling stockholders' sale of their common stock.

This registration statement will remain effective until the earlier of (i) the date when all of the shares registered by this registration statement have been distributed to the public and there are no shares of series A preferred stock or warrants outstanding, (ii) the date the shares of common stock are eligible for sale in their entirety under Rule 144(k), or (iii) the date three years and thirty days after May 13, 1999. In the event that any shares remain unsold at the end of such period, eFax.com may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.

                                LEGAL MATTERS

For the purpose of this offering, Cooley Godward LLP, Palo Alto, California is giving an opinion of the validity of the common stock offered by this prospectus.

                                   EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 2, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee     $4,877.85
Legal fees and expenses                                $70,000.00
Accountants' fees                                       $7,500.00
Miscellaneous                                           $2,000.00

Total                                                  $84,377.85

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.


Item 15.     Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, eFax.com has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of eFax.com provide that eFax.com is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and eFax.com is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. eFax.com has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require eFax.com, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. At present, eFax.com is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of eFax.com in which indemnification would be required or permitted. eFax.com believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.     Exhibits

Exhibit No.     Description
                -----------

5.1     Opinion of Cooley Godward LLP
23.1    Consent of Independent Auditors
23.2    Consent of Cooley Godward LLP (Reference is made to Exhibit 5.1.)
24.1    Power of Attorney


Item 17.     Undertakings

(a)  The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, this 21st day of October, 1999.

eFax.com, Inc.

                                   By: /s/ Todd J. Kenck
                                   ---------------------

                                       Todd J. Kenck,
                                   Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

     Signature                        Title                          Date
     ---------                        -----                          ----

/s/ EDWARD R. PRINCE III*   Chief Executive Officer and      October 21, 1999
------------------------
(Rudy Prince)             Chairman of the Board(Principal
                                 Executive Officer)

/s/ TODD J. KENCK           Chief Financial Officer          October 21, 1999
-------------------------
(Todd J. Kenck, as           (Principal Financial
Attorney-in-Fact)            and Accounting Officer)

/s/ THOMAS B. AKIN*                 Director                 October 21, 1999
-------------------------
(Thomas B. Akin)

/s/ DOUGLAS Y. BECH*                Director                 October 21, 1999
-------------------------
(Douglas Y. Bech)

/s/ STEVEN J. CARNEVALE*            Director                 October 21, 1999
-------------------------
(Steven J. Carnevale)


/s/ LON B. RADIN*                   Director                 October 21, 1999
-------------------------
(Lon B. Radin)

/s/ ALBERT E. SISTO*                Director                 October 21, 1999
-------------------------
Albert E. Sisto

* By: /s/ Todd J. Kenck                                       October 21, 1999
-------------------------
(Todd J. Kenck,
 as Attorney-in-Fact)

                              INDEX TO EXHIBITS

Exhibit No.     Description
                -----------

5.1*     Opinion of Cooley Godward LLP
23.1     Consent of Independent Auditors
23.2     Consent of Cooley Godward LLP (Reference is made to Exhibit 5.1.)
24.1     Power of Attorney



* Previously filed